Exhibit 2.2

THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY OTHER SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT COVERING THE COMMON STOCK UNDER THE ACT AND ANY OTHER APPLICABLE SECURITIES LAWS, OR (2) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

UNITED BANK CARD, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

Date of Issuance: February 2, 2009	Warrant No. 1

FOR VALUE RECEIVED, UNITED BANK CARD, INC., a New Jersey corporation (together with its successors, the “Company”), hereby certifies that Optimal Payments Corp., a Delaware corporation, or itsregistered transferees, successors or assigns (each person or entity holding all or part of this Warrant being referred to as a “Holder”), is the registered holder of warrants (this “Warrant”) to subscribe for and purchase, subject to the terms and conditions of Article 2 hereof, shares of common stock of the Company (the “Shares”) representing up to 3.5% of the issued and outstanding Shares of the Company as determined in accordance with Section 2.2 or Section 2.3, as the case may be, (as may be adjusted pursuant to Article 4 hereof, the “Warrant Shares”), at a purchase price per share equal to one tenth of one cent ($0.001), as may be adjusted from time to time in accordance with Article 4 hereof (the “Warrant Price”), on or before the Expiration Date (as defined below), subject to the provisions and upon the terms and conditions hereinafter set forth. As used in this Warrant, the term “Business Day” means any day other than a Saturday or Sunday on which commercial banks located in New York, New York are open for the general transaction of business.

Article 1.       Defined Terms. As used herein, the following terms shall have the following respective meanings:

1.1       “Affiliates” shall have the meaning ascribed to such term in the Shareholders Agreement.

1.2	“Call Right” shall have the meaning ascribed to such term in the Letter Agreement.
1.3	“Date of Issuance” means February 2, 2009.

1.4       “Exercise Date” means the date that is the thirtieth (30th) calendar month anniversary of the Date of Issuance.

1.5       “Expiration Date” means that certain date which shall be the earlier to occur of (i) consummation of a Sale of the Company, (ii) an IPO, or (iii) the 15th anniversary of the Date of Issuance.

1.6       “Initial Purchase Price” shall have the meaning ascribed to such term in the Purchase and Sale Option Agreement.

1.7        “IPO” means the consummation of the Company’s first underwritten public offering of its Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction).

1.8       “Person” means an individual, partnership, corporation, joint stock company, unincorporated organization or association, trust, or joint venture, or a governmental agency or political subdivision thereof.

1.9       “Purchase and Sale Option Agreement” means that certain Purchase and Sale Option Agreement, dated as of February 2, 2009, by and between the Company, the Holder and Jared Isaacman.

1.10     “Sale of the Company” either: (a) one or more transactions during a period of 12 months in which one or more persons acquires, directly or indirectly, from Jared Isaacman shares in the Company for cash consideration of not less than the Initial Purchase Price at the time of the last transaction; (b) one or more transactions during a period of 12 months in which one or more persons acquires, directly or indirectly, from the Company or any of its Affiliates shares in the Company or any of its Affiliates for cash consideration of $20,000,000 or more; (c) a merger or consolidation of the Company with or into another person following which Jared Isaacman owns less than a majority of the voting power or equity of the merged or consolidated entity; or (c) one or more transactions during a period of 12 months in which one or more persons acquires, directly or indirectly, assets of the Company or any of its Affiliates for cash consideration of not less than $20,000,000.

Article 2.	Exercise.

2.1       Exercise Right. This Warrant is only exercisable at the option of the Holder at any time from and after the Exercise Date and prior to the Expiration Date.

2.2       Vesting Schedule. Subject to Section 2.1, the number of Warrant Shares issuable to the Holder under this Warrant shall vest as follows:

(a)       If the Call Right is not exercised by the Company on or before the thirteenth (13th) calendar month anniversary of the Date of Issuance, then this Warrant shall be exercisable for 1% of the issued and outstanding Shares of the Company as of such anniversary date;

(b)       If the Call Right is not exercised by the Company on or before the eighteenth (18th) calendar month anniversary of the Date of Issuance, then this Warrant Shall be exercisable for an additional 1% of the issued and outstanding Shares of the Company as of such anniversary date; and

(c)       If the Call Right is not exercised by the Company on or before the thirtieth (30th) calendar month anniversary of the Date of Issuance, then this Warrant shall be exercisable for an additional 1.5% of the issued and outstanding Shares of the Company as of such anniversary date.

2.3       Accelerated Vesting. Notwithstanding the provisions of Sections 2.1, 2.2 and 2.4, this Warrant shall vest and be deemed to have been fully exercised immediately prior to a Sale of the Company without any further formality or action on the part of Holder.

2.4	Method of Exercise; Payment; Issuance of New Warrant.

(a)       Subject to Sections 2.1, 2.2 and 2.3, the Holder may exercise this Warrant, in whole or part, by the surrender of this Warrant (together with the Notice of Exercise attached hereto as Appendix A duly executed and completed) together with payment by the Holder by wire transfer of immediately available funds to an account designated to the Holder by the Company, of an amount equal to the Warrant Price multiplied by the whole number of Warrant Shares then being purchased (the “Exercise Price”), at the principal office of the Company, or such other office or agency of the Company as it may reasonably designate by written notice to the Holder, during normal business hours on any Business Day (the date of surrender may hereinafter be referred to as an “Exercise Date”). The Holder (or such other person or persons as directed by the Holder) shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business on the date on which the Holder shall have delivered the Notice of Exercise to the Company.

(b)       In the event of any exercise of the rights represented by this Warrant, certificates for the whole number of Shares so purchased shall be delivered by the Company to the Holder (or such other person or persons as directed by the Holder) as promptly as is reasonably practicable after the applicable Exercise Date, at the Company’s expense, and, unless this Warrant has been fully exercised, a new Warrant (in the same form as this Warrant) representing the whole number of Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder as soon as reasonably practicable thereafter. This Warrant shall only be exercised for a whole number of Warrant Shares.

(c)       Notwithstanding anything herein to the contrary, prior to the initial exercise of this Warrant, the Company, Holder and Jared Isaacman shall, simultaneously with such exercise, enter into the shareholders agreement substantially in the form attached hereto as Appendix B (the “Shareholders Agreement”).

Article 3.       Shares Valid. All Warrant Shares issued upon exercise of this Warrant shall be, at the time of delivery of the certificates for such Warrant Shares upon payment in full of the Exercise Price therefor in accordance with the terms of this Warrant, validly issued and fully paid Shares of Common Stock.

Article 4.       Adjustments and Distributions. The number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

4.1       Splits, Dividends and Subdivisions. If the Company shall at any time or from time to time while this Warrant is outstanding, make a distribution on its Shares with additional Shares, subdivide its outstanding Shares into a greater number of Shares or combine its outstanding Shares into a smaller number of Shares, then the number of Warrant Shares purchasable upon exercise of this Warrant in effect immediately prior to the date upon which such change shall become effective shall be proportionally adjusted by the Company so that the Holder thereafter exercising this Warrant shall be entitled to receive the number of Shares or other securities which the Holder would have received if this Warrant had been fully exercised immediately prior to such event. Such adjustments shall be made successively whenever any event listed above shall occur.

4.2       Recapitalization, reclassification or reorganization. If any recapitalization, reclassification or reorganization (other than in connection with a bankruptcy or insolvency proceeding or a refinance transaction) of the Shares shall be effected in such a manner (including, without limitation, in connection with a consolidation or merger in which the Company is the continuing corporation), that holders of Shares shall be entitled to receive securities or other assets or property, in exchange for their Shares (a “Reorganization”), then, as a condition of such Reorganization, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) upon exercise of this Warrant such securities or other assets or property as may be issued or payable in exchange for a number of outstanding Shares equal to the number of Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In the event of any Reorganization, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof shall thereafter be applicable, in relation to any securities or assets thereafter deliverable upon the exercise hereof.

4.3	Consolidation or Merger.

(a)       If any consolidation or merger of the Company with another entity in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another entity (collectively, a “Sale Transaction”) shall be effected, as a condition of such Sale Transaction, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of this Warrant, such securities or assets as would have been issuable or payable with respect to or in exchange for a number of securities or property equal to the number of Warrant Shares immediately theretofore issuable upon exercise of this Warrant, had such Sale Transaction not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any securities or properties thereafter deliverable upon the exercise thereof. The Company shall not effect any such Sale Transaction unless prior to or simultaneously with the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger, or the entity purchasing or otherwise acquiring such assets or other appropriate entity shall assume the obligation to deliver to the Holder such securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, and the other obligations under this Warrant.

(b)       The provisions of this Section 4.3 shall similarly apply to successive consolidations, mergers, sales, transfers or other dispositions.

4.4       Other Securities. In the event that, as a result of an adjustment made pursuant to this Article 4, the Holder shall become entitled to receive any securities of the Company other than Shares, the number of such other securities so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

4.5       Notice of Adjustments. With each adjustment pursuant to this Article 4, the Company shall deliver a certificate signed by an executive officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the number of Warrant Shares purchasable hereunder after giving effect to such adjustment.

Article 5.       Transfer Taxes. The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid.

Article 6.       Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company; in each case, such bond and indemnity to be in form and substance reasonably satisfactory to the Company.

Article 7.       Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares which would otherwise be issuable, the number of shares of Warrant Shares to be issued shall be rounded up to the nearest whole number.

Article 8.       No Rights as a Stockholder. The Holder, solely in such person's capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such person's capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Prior to any exercise of this Warrant, the Holder shall be required to deliver to the Company an executed counterpart to that certain Shareholders’ Agreement of the Company.

Article 9.       Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the then current Holder, and such change, waiver, discharge or termination shall be binding on all future Holders.

Article 10.     Notices. All notices, requests, demands and other communications which are required or may be given under this Warrant shall be in writing and shall be deemed to have been duly given if delivered personally, if sent by facsimile or mailed, first class mail, postage prepaid, return receipt requested, as follows:

if to Holder:

Optimal Payments Corp.

c/o Optimal Group Inc.

2 Place Alexis Nihon

3500 De Maisonneuve Blvd. West, #800

Montreal, Quebec, Canada

H3Z 3C1

Attn: General Counsel

Facsimile: (514) 738-8355

- 6  -

with a copy to:

Osler, Hoskin & Harcourt LLP

1000 De La Gauchetière Street West

Montreal, Quebec, Canada

H3B 4W5

Attn: Warren Katz

Facsimile: (514) 904-8101

if to Company:

United Bank Card, Inc

53 Frontage Road

Perryville Corporate Park, Bld. III

Hampton, NJ 08827

Attn: Chief Executive Officer

Facsimile: (908) 847-0218

with a copy to:

United Bank Card, Inc

53 Frontage Road

Perryville Corporate Park, Bld. III

Hampton, NJ 08827

Attn: General Counsel

Facsimile: (908) 235-4815

with a copy to (which shall not constitute notice):

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, NJ 07094

Attn: Allen Levithan

Facsimile: (973) 597-2407

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery or telecopy or on the third business day after the mailing thereof.

Article 11.     Assignment. Holder may transfer its rights hereunder to a direct or indirect wholly-owned subsidiary of Optimal Group Inc. organized under the laws of the United States without the prior written consent of the Company; provided, however, that any transfer of this Warrant shall be in accordance with applicable securities laws, including, without limitation, delivery of a legal opinion, reasonably satisfactory to the Company, that such transfer is not in violation of applicable securities laws. This Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Article 12.     Governing Law; Consent to Jurisdiction.This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court sitting in Hunterdon County, State of New Jersey over any suit, action or proceeding arising out of or relating to this Agreement. Without limitation of other means of service, each party agrees that service of any process, summons, notice or document with respect to any action, suit or proceeding may be served on it in accordance with the notice provisions set forth herein. Each party irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon such judgment. Each party hereby waives its rights to a trial by jury of any claim or cause of action arising out of or relating to Buyer’s investigation of this Warrant, the negotiation and execution of this Warrant or any agreement entered into pursuant hereto (except to the extent otherwise expressly set forth therein) or the performance by the parties of their obligations hereunder or thereunder in any action, proceeding or other litigation of any type brought by one party against the other, regardless of the basis of the claim or cause of action.

Article 13.     Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Warrant shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Warrant shall nevertheless remain in full force and effect.

Article 14.     Acceptance. Receipt of this Warrant by the Holder hereof shall constitute acceptance of and agreement to the foregoing terms and conditions.

Article 15.     No Third Party Beneficiaries. Except as expressly provided herein, there are no third party beneficiaries, expressed or implied, of this Warrant.

Article 16.     Entire Agreement. This Warrant constitutes the entire agreement of the Company and the Holder (and each of its successors and assigns) with respect to the subject matter hereof, and supersedes all prior oral and written agreements concerning or relating to the subject matter hereof.

Article 17.     Titles and Subtitles; Cross-References. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to Articles, Sections, subsections, Exhibits and Schedules, shall be to Articles, Sections, subsections, Exhibits and Schedules of this Warrant unless otherwise explicitly specified. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed on its behalf by one of its officers thereunto duly authorized.

UNITED BANK CARD, INC.

By:/s/ JARED ISAACMAN

Name: Jared Isaacman

Title:	Chief Executive Officer

INTERVENTION AND GUARANTEE

Jared Isaacman (“Guarantor”), residing at 12 Tow Line Drive, Washington, New Jersey 07882, guarantees and covenants that the Company shall duly and punctually perform all of its obligations under this Warrant and shall be jointly and severally liable with the Company and be regarded as in the same position as the Company. Guarantor expressly waives demand, presentment, protest and notice thereof and of default and expressly subordinates to Holder the benefits of subrogation. Without limiting the generality of the foregoing, if, upon exercise of this Warrant by the Holder in accordance with its terms, the Company cannot validly issue the Warrant Shares because the Company’s corporate charter has been revoked or the Company is not in good standing, then, upon written request of the Holder, the Guarantor shall, or shall cause the Company to, pay, in lieu of the issuance of the Warrant Shares issuable in connection with such exercise, to Holder an amount equal to the Fair Market Value (as defined in the Shareholders Agreement) of such Warrant Shares, without any discount for the Company for the Company’s charter having been revoked or the Company not being in good standing. The provisions of Section 4.3 of the Shareholders Agreement in relation to the determination of the Fair Market Value with respect to such Warrant Shares shall apply mutatis mutandis. If the Company’s certificate of incorporation is reinstated at the time of exercise of this Warrant in full by the Holder, then this “Intervention and Guarantee” made by the Guarantor in this Warrant shall be terminated in all respects and shall be of no further force and effect.

COVENANT

Upon the execution of this Warrant by the Holder and the issuance of any Warrant Shares hereunder, Jared Isaacman hereby agrees to execute the Shareholders Agreement.

As to the “Intervention and Guarantee” and “Covenant” set forth in this signature page only:

_/s/ JARED ISAACMAN______________

Jared Isaacman

[SIGNATURE PAGE TO WARRANT TO PURCHASE SHARES OF COMMON STOCK]

APPENDIX A

NOTICE OF EXERCISE

To:	UNITED BANK CARD, INC.

1.         The undersigned hereby elects to purchase _____ Shares pursuant to the terms of the attached Warrant.

2.         Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name or names as are specified below:

______________________________

______________________________

(Name)

______________________________

(Address)

_________________________ (Signature)

__________________(Date)

3.         Please issue a new Warrant of equivalent form and tenor for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

______________________________________

Date: __________________________________

(Warrantholder) _________________________

Name: (Print) ___________________________

By:____________________________________

APPENDIX B

SHAREHOLDERS AGREEMENT

Final Version

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT, dated as of [_________], 200_ (this “Agreement”), by and among United Bank Card, Inc., a New Jersey corporation (the “Company”), Jared Isaacman (the “Founder”), and those shareholders of the Company listed on the signature pages hereto and who are listed on Schedule A (collectively, with the Founder and each other Person who, in accordance with the terms hereof, shall become a party to or be bound by the terms of this Agreement after the date hereof, the “Shareholders”).

WITNESSETH:

WHEREAS, the Shareholders currently own all of the issued and outstanding shares of Common Stock, par value $[____] per share, of the Company (the “Common Stock”) as is set forth on Schedule A hereto; and

WHEREAS, the Shareholders and the Company wish to enter into this Agreement in order to provide for certain rights and obligations of the Shareholders and certain issues pertaining to the governance and operation of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

Certain Definitions

Section 1.1.                    Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Any Relative of an individual shall be deemed to be an Affiliate of such individual for purposes hereof.

“Board” means the Board of Directors of the Company in office at the applicable time, as elected in accordance with the provisions of this Agreement.

“Contract” means any written or oral agreement, contract, arrangement, or instrument.

“Disabled” means, with respect to any individual, that such individual has been incapable of performing his or her customary duties with respect to the Corporation for 180 consecutive days or 270 days within any 360 consecutive day period.

“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) if the Common Stock is listed on any established stock exchange or a national market system, the Fair Market Value of a Share of Common Stock shall be the closing sales price of a Share of Common Stock (or the closing bid, if no such sales were reported) as quoted on such exchange or system for the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii) if the Common Stock is regularly quoted by a recognized securities dealer but is not listed in the manner contemplated by clause (i) above, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii) if neither clause (i) above nor clause (ii) above applies, the Fair Market Value shall be determined by the Board by the good faith application of a reasonable valuation method; provided, however, that, with respect to a Call Price or a Put Price, this definition is subject to Section 4.3.

“OPC” means Optimal Payments Corp., a Delaware corporation, and its successors and permitted assigns.

“Person” means an individual, partnership, corporation, joint stock company, unincorporated organization or association, trust, or joint venture, or a governmental agency or political subdivision thereof.

“Portfolio Acquisition” means the purchase by the Company from OPC of the "Purchased Rights" under that certain Purchase Agreement dated as of [_________] by and between the Company as purchaser and OPC as seller.

“Initial Purchase Price” means the initial purchase price as defined in Section 4.1 of the Purchase and Sale Option Agreement dated as of February 2, 2009, by and among OPC, the Company and the Founder.

“Relative” means, with respect to any Shareholder, the spouse of such Shareholder or any of such Shareholder's ancestors, descendants, siblings, descendants of any such siblings, or the spouse of any of the foregoing.

“Sale of the Company” shall mean either: (a) one or more transactions during a period of 12 months in which one or more persons acquires, directly or indirectly, from the Founder shares in the Company for cash consideration of not less than the Initial Purchase Price at the time of the last transaction; (b) one or more transactions during a period of 12 months in which one or more persons acquires, directly or indirectly, from the Company or any of its

Affiliates shares in the Company or any of its Affiliates for cash consideration of $20,000,000 or more; (c) a merger or consolidation of the Company with or into another person following which Founder owns less than a majority of the voting power or equity of the merged or consolidated entity; or (c) one or more transactions during a period of 12 months in which one or more persons acquires, directly or indirectly, assets of the Company or any of its Affiliates for cash consideration of not less than $20,000,000.

“Shares” means shares of Common Stock of the Company.

“Trigger Date” means the date which is the thirty-second (32nd) calendar month anniversary of the date on which the Portfolio Acquisition is consummated.

Section 1.2.                    Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof,” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) words importing the masculine gender shall include the feminine and neutral genders, and vice versa; and (c) words importing the singular shall include the plural, and vice versa.

ARTICLE II

Certain Restrictions on Transfers

Section 2.1.                    General Prohibition on Transfers. No Shareholder shall, directly or indirectly, transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), transfer by operation of law or in any other way encumber or dispose of, directly or indirectly and whether or not voluntarily, any Shares, or any interest therein (each, a “Transfer”), except as otherwise expressly permitted hereby. Any Transfer of Shares in violation of this Agreement shall be null and void ab initio. The Company shall not reflect on its books and records any Transfer of Shares, or any interest therein, unless made in accordance with the terms of this Agreement. Any Person to whom Shares or any interest therein is Transferred in accordance with this Agreement is hereinafter referred to as a “Transferee.”

Section 2.2.    Compliance with Securities Laws. In addition to the restrictions of Section 2.1, no Shareholder shall Transfer any Shares, or any interest therein, and the Company shall not reflect on its books and records any such Transfer, unless (a) the Transfer is made pursuant to an effective Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), and in compliance with the provisions of any applicable state securities or “Blue Sky” laws; or (b) the Transfer is exempt from the requirements of the Securities Act and applicable state securities or “Blue Sky” laws and the Company shall have received an opinion of counsel satisfactory in form and substance to the Company that such Transfer is so exempted.

Section 2.3.    Transfers with Consent. Notwithstanding the other provisions of this Agreement, but subject to Section 3.1, any Shareholder may Transfer its Shares, or any interest therein, to a Transferee if the Transfer is approved by the Board and the Founder;

provided, that the Transferee shall expressly agree in writing, in an instrument in substantially the form attached hereto as Exhibit A, to be bound by the terms of this Agreement. Any Shares subject to this Agreement, or any interest therein, Transferred after the date hereof, pursuant to this Section 2.3 or otherwise, shall continue to be subject to, and may only be Transferred in accordance with, the terms of this Agreement.

Section 2.4.	Right of First Refusal.

(a) If at any time a Shareholder (other than the Founder) desires to sell (the “Selling Shareholder”) for cash, cash equivalents or any other form of consideration (including a promissory note) all or any part of its, his or her Shares pursuant to an offer (or proposed offer) from a third party (the “Proposed Transferee”), the Selling Shareholder shall promptly submit a written offer (the “Offer”) to sell such Shares (the “Offered Shares”) to the Company on terms and conditions, including price, not less favorable to the Company than those on which the Selling Shareholder proposes to sell such Offered Shares to the Proposed Transferee. The Offer shall disclose the identity of the Proposed Transferee, the number of Offered Shares proposed to be sold, the total number of Shares owned by such Selling Shareholder, the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale. The Offer shall further state that the Company may acquire, in accordance with the provisions of this Agreement, all or any portion of the Offered Shares for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein.

(b)   If the Company desires to purchase all or any part of the Offered Shares, the Company shall send notice of its election to purchase to the Selling Shareholder, including the number of Offered Shares the Company desires to purchase, within twenty (20) days of the date of receipt of the Offer by the Company. Such notice shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Offered Shares. Sales of the Offered Shares to be sold to the Company pursuant to this Section shall be made at the offices of the Company no later than the thirtieth (30th) day following the date of receipt of the Offer by the Company (or if such 30th day is not a Business Day, then on the next succeeding Business Day), or at such other time and place as may be mutually agreed upon by the Company and the Selling Shareholder. Such sales shall be effected by the Selling Shareholder’s delivery to the Company of a certificate or certificates evidencing the Offered Shares (or any portion thereof) to be purchased by it, duly endorsed for transfer to the Company, against payment to the Selling Shareholder of the purchase price therefor by the Company.

(c)   Furthermore, each Shareholder hereby unconditionally and irrevocably grants to the Founder, a right of first refusal to purchase all or any portion of the Offered Shares not purchased by the Company pursuant to Sections 2.4(a) and 2.4(b). If the Company does not intend to exercise its right of first refusal with respect to all of the Offered Shares subject to a Selling Shareholder’s Offer, the Company must deliver a notice to the Selling Shareholder and to the Founder to that effect (“Secondary Notice”) no later than twenty (20) days after the Company receives the Offer.

(d)   If the Founder desires to exercise its secondary refusal right, the Founder shall send notice of its election to purchase all or any portion of the Offered Shares not purchased pursuant to the Company’s right of first refusal to the Selling Shareholder and the Company within ten (10) days after receipt of the Secondary Notice. Such notice shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Offered Shares. Sales of the Offered Shares to be sold to the Founder pursuant to this Section shall be made at the offices of the Company no later than the thirtieth (30th) day following the date of the Offer (or if such 30th day is not a Business Day (as defined below), then on the next succeeding Business Day), or at such other time and place as may be mutually agreed upon by the Founder and the Selling Shareholder. Such sales shall be effected by the Selling Shareholder’s delivery to the Founder of a certificate or certificates evidencing the Offered Shares (or any portion thereof) to be purchased by it, duly endorsed for transfer to the Founder, against payment to the Selling Shareholder of the purchase price therefor by the Founder.

(e)   With respect to any sale of Shares under this Section 2.4, the Selling Shareholder and each other Person who is party to the Transfer shall execute such other documents and take such other action as shall be reasonably necessary to consummate the purchase and sale of the applicable Shares on the terms contemplated by this Section 2.4.

Section 2.5.                    Option to Purchase Shares Upon Involuntary Transfer. Upon the occurrence of any Involuntary Transfer of any Shares, the Shareholder making such Involuntary Transfer and/or the Person to whom such Shares have been Transferred (the “Involuntary Transferee”), as the case may be, shall within two (2) Business Days of such Involuntary Transfer furnish written notice (the “Involuntary Transfer Notice”) to the Company and the Founder indicating that the Involuntary Transfer has occurred, specifying the name, address and identity of the Involuntary Transferee, and giving a detailed description of the circumstances giving rise to, and stating the legal basis for, such Involuntary Transfer. As used herein, the term “Involuntary Transfer” means any Transfer of Shares upon default, foreclosure, forfeit, court order, or otherwise than by a voluntary act on the part of a Shareholder, including but not limited to, Transfers occurring in connection with the insolvency or divorce of a Shareholder, but excluding the death or permanent disability of such Shareholder. For a period of thirty (30) days following receipt of the Involuntary Transfer Notice, upon written notice to the Involuntary Transferee, the Company shall have the right to purchase, and upon the due exercise of such right the Involuntary Transferee shall have the obligation to sell, all (but not less than all) of the Shares acquired by the Involuntary Transferee for a cash purchase price equal to the Fair Market Value as of the date of the Involuntary Transfer. In the event that the Company elects not to purchase the Shares, or fails to comply with the provisions of this Section 2.5, then the Founder, shall have the right for thirty (30) days thereafter to purchase, and upon due exercise of such right the Involuntary Transferee shall have the obligation to sell to the Founder, all (but not less than all) of the Shares acquired by the Involuntary Transferee for a cash purchase price equal to the Fair Market Value as of the date of the Involuntary Transfer. Any sales under this Section 2.5 shall be effected by the Involuntary Transferee’s delivery to the Company or the Founder, as the case may be, of a certificate or certificates evidencing the Shares acquired by the Involuntary Transferee to be purchased by it, duly endorsed for transfer to the Company or the Founder, as the case may be, against payment to the Involuntary Transferee of the purchase price therefor by the Company or the Founder, as the case may be. In addition, the Involuntary

Transferee shall deliver such other documents, including evidence of ownership and authority, as the Company or the Founder, as the case may be, shall reasonably request.

Section 2.6.    Exempted Transfers. Notwithstanding anything to the contrary contained in this Agreement, Sections 2.1 and 2.4 shall not apply to any proposed Transfer of Shares if such Transfer:

(a) in the case of a Transfer by Founder, is to be made to a company, directly or indirectly, wholly-owned by Founder;

(b)   in the case of a Transfer by OPC or its successor or permitted assign, is to be made to a direct or indirect wholly-owned subsidiary of Optimal Group Inc. which is organized in the United States of America; or

(c)    in the case of a transferring Shareholder that is a natural person, is to be made for bona fide estate planning purposes for no consideration, either during the lifetime of such Shareholder or on death by will or intestacy, to a Relative of such Shareholder, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Shareholder or any Relative of such Shareholder.

Notwithstanding the foregoing, it shall be a condition precedent to the consummation of any Transfer described in clauses (a), (b) and (c) above that (i) the transferring Shareholder deliver prior written notice to the Company and the Founder of the proposed Transfer, (ii) the Transfer is in compliance with Section 2.2, (iii) the Transferee, or any of its Affiliates, is not directly or indirectly in competition with the business of the Company, and (iv) the Transferee, if not already a party hereto, becomes a party to this Agreement and shall expressly agree in writing, in an instrument in substantially the form attached hereto as Exhibit A, to be bound by the terms of this Agreement as if such transferee was a Shareholder.

Section 2.7.                    Reasonableness of Restraints. Each Shareholder acknowledges that the restraints on Transfers of Shares, or interests therein, contained in this Agreement are fair and reasonable to protect the legitimate interest of the Company and the Shareholders and are necessary to promote the proper conduct of the business of the Company.

ARTICLE III

Certain Other Transfers

Section 3.1.	Tag-Along.

(a) No Shareholder (other than the Founder) (an “Initiating Shareholder”), whether acting alone or in concert with any other Shareholder, shall enter into a Contract to Transfer, arrange for the Transfer of or Transfer to any Person or group (as defined pursuant to Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly or through one or more intermediaries, in a single transaction or a series of related transactions, any Shares or any interest therein unless all Shareholders are given the opportunity to participate, on a pro rata basis, in the Transfer proposed by the Initiating

Shareholder by including the Shares then owned by each of them concurrently with such proposed Transfer on terms (including, without limitation, the form and amount of, and the time of receipt of, consideration therefor) identical to those applicable to such proposed Transfer.

(b)   No opportunity shall be deemed given to any Shareholder for purposes of Section 3.1(a) unless (i) such Shareholder shall have received written notice from the Initiating Shareholder setting forth the material terms of the proposed Transfer, and shall have been given at least twenty (20) days after receipt of such notice to exercise its rights contained in this Section 3.1 by giving written notice thereof to the Initiating Shareholder; (ii) the terms on which the Initiating Shareholder actually sells its Shares are no more favorable to the Initiating Shareholder; and (iii) the Person or group to which the Initiating Shareholder Transfers its Shares purchases, at or prior to the time of purchase of such Shares, from each Person exercising his or its rights pursuant to this Section 3.1, at least such number of Shares as such Person shall specify in the notice given by such Person pursuant to clause (i) of this sentence.

(c)   Each Shareholder who timely exercises such Shareholders rights by delivering the written notice provided for above in Section 3.1(b)(i) may include in the Transfer proposed by the Initiating Shareholder all or any part of such Shareholder’s Shares equal to the product obtained by multiplying (i) the aggregate number of Shares subject to the Transfer proposed by the Initiating Shareholder by (ii) a fraction, the numerator of which is the number of Shares owned by such Shareholder immediately before consummation of the Transfer proposed by the Initiating Shareholder and the denominator of which is the total number of Shares owned, in the aggregate, by all Shareholders immediately prior to the consummation of the Transfer proposed by the Initiating Shareholder.

(d)   Transfers made in accordance with this Section 3.1 shall be subject to the rights and obligations of the Company and Shareholders under Section 2.4 hereof, and the notice periods to which reference is made above shall not commence until the expiration of all applicable notice periods specified in Section 2.4.

(e)   Notwithstanding any other provisions of this Section 3.1. to the contrary , if the Founder shall enter into one or more Contracts to Transfer, arrange for the Transfer of or Transfer to one or more Persons or groups (as defined pursuant to Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly or through one or more intermediaries, in one or more transactions, more than 5% of his Shares in the aggregate, OPC shall then be given the opportunity to participate in any Transfers by the Founder in excess of such 5% threshold pursuant to this Section 3.1 by including all Shares then owned by it.

Section 3.2.                    Drag-Along. In the event the Board and the Founder approve a Sale of the Company and notify the Shareholders that this Section 3.2 shall apply to such transaction, each of the Shareholders shall agree as follows:

(a) if such transaction requires shareholder approval, then, with respect to all Shares that such Shareholder owns or over which such Shareholder otherwise exercises voting power over, such Shareholder shall vote (in person, by proxy or by action by written consent, as applicable) all its Shares in favor of, and to adopt, such Sale of the Company and shall vote in opposition to any and all other proposals that could delay or impair the ability of the Company or the Founder to consummate such Sale of the Company;

(b)       if such transaction is a Stock Sale, such Shareholder shall sell the same proportion of Shares of Common Stock beneficially held by such Shareholder as is being sold by the Founder and on the same terms and conditions as the Founder, provided that, nothwithstanding any other provision of this Section 3.1. (e), OPC shall be entitled to sell all its Shares;

(c)       such Shareholder shall execute and deliver all related documentation and take such other action in support of the Sale of the Company at such times as shall be requested by the Board or the Founder in order to carry out the terms and provisions of this Section 3.2, including, without limitation, executing and delivering instruments of conveyance and transfer, stock powers, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of liens, claims and encumbrances) and any similar or related documents, and approving and appointing any shareholder representative selected by the Company or the Founder;

(d)       such Shareholder shall not deposit, except as provided in this Agreement, any Shares owned by such Shareholder in a voting trust or subject, except as provided in this Agreement, any such Shares to any arrangement or agreement with respect to voting such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;

(e)       such Shareholder shall refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company and shall waive all such rights; and

(f)        the expenses (including, without limitation reasonable legal expenses and disbursements) incurred by the Company in connection with a Sale of the Company shall be borne by the Company.

Section 3.3.                    Irrevocable Proxy. Each Shareholder (other than the Founder) hereby constitutes and appointsthe Founder with full power of substitution, as the proxy of such Shareholder with respect to any votes regarding any Sale of the Company and any other matters relating to the subject matter of Section 3.2, and hereby authorizes him to represent such Shareholder and to vote the Shares of such Shareholder, if and only if such Shareholder attempts to vote its Shares (whether by proxy, in person or by written consent) in a manner which is inconsistent with, or to fail to vote its Shares in a manner which is consistent with, the terms of Section 3.2. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties hereto in connection with the transactions contemplated by this Agreement and as such is coupled with an interest and shall be irrevocable unless and until this Agreement terminates. Each Shareholder hereby revokes any and all other proxies he may have given with respect to its Shares and shall not hereafter, unless and until this Agreement terminates, purport to grant any other proxy or power of attorney with respect to any of its Shares, deposit any of the Shares into a voting trust or enter into any agreement, arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of its Shares, in each case, with respect to any of the matters set forth in Section 3.2.

Section 3.4.    Attorney-in-Fact. Each Shareholder (other than the Founder) hereby constitutes and appoints the Founder the true and lawful attorney of such Shareholder with full power of substitution to take any and all appropriate action and to execute any and all documents, instruments or applications that may be necessary or desirable to accomplish the purpose and to carry out the terms of this Agreement, including, without limitation, to complete, execute, and deliver any transfer agreements on behalf of such Shareholder that may be or become required in connection with the Sale of the Company. The foregoing power of attorney is coupled with an interest and shall be irrevocable. Neither the Founder nor anyone acting on its behalf shall be liable for acts, omissions, errors in judgment, or mistakes in fact in such capacity as attorney-in-fact. Each Shareholder (other than the Founder) ratifies all acts of the Founder as attorney-in-fact.

Section 3.5.    Effect. Regardless of whether the parties complete a Sale of the Company, all of the restrictions on the Transfer of Stock contained in this Article III shall remain in full force and effect.

ARTICLE IV

Call and Put Rights; Preemptive Rights

Section 4.1.	Put Right.

(a)       At any time from and after the Trigger Date, OPC shall have the right (a “Put Right”) to require the Company to purchase, and OPC shall be required to sell to the Company, all of the outstanding shares of Common Stock then held by OPC in accordance with the provisions of this Section 4.1.

(b)       OPC may exercise its Put Right by giving written notice thereof (a “Put Exercise Notice”) to the Company and such Put Exercise Notice shall state the number of outstanding shares of Common Stock subject to such Put Right (the “Put Shares”). Upon receipt of the Put Exercise Notice the Company shall calculate the Put Price with respect to such Put Shares, and deliver notice thereof (a “Put Price Notice”) to OPC within thirty (30) days after receipt by the Company of the Put Exercise Notice. Subject to Section 4.3, the “Put Price” shall equal the Fair Market Value of the Put Shares.

Section 4.2.	Call Right.

(a) At any time from and after the Trigger Date, the Company shall have the right (a “Call Right”) to purchase from OPC, and OPC shall be required to sell to the Company, all of the outstanding shares of Common Stock held by OPC in accordance with the provisions of this Section 4.2.

(b)   The Company may exercise a Call Right by giving written notice thereof (a “Call Exercise Notice”) to OPC and such Call Exercise Notice shall state (i) the number of outstanding shares of Common Stock held by OPC which is subject to such Call Right (the “Called Shares”), and (ii) the Call Price with respect to such Called Shares. Subject to Section 4.3, the “Call Price” shall equal the Fair Market Value of the Called Shares.

Section 4.3.                    Consummation of Put Right or Call Right. Upon receipt of a Put Price Notice or a Call Exercise Notice, if OPC disagrees with the Call Price or the Put Price, as the case may be (in either case, the “Redemption Price”), of the Put Shares or the Called

Shares, as the case may be (in either case, the “Redeemed Shares”) as set forth in such notice, OPC shall deliver to the Company a written statement setting forth any disagreement with such determination (the “Objection Notice”) within ten (10) days of receipt of such notice. If OPC does not submit the Objection Notice within such ten day period, then the Redemption Price set forth in such Put Notice or Call Notice, as the case may be, shall be final and binding on OPC. If the Company and OPC do not resolve the disagreements specified in the Objection Notice within ten (10) days of the Company’s receipt of the Objection Notice, then the parties shall negotiate in good faith to settle such dispute. If no such settlement is reached within thirty (30) calendar days thereafter, (i) each of the Company and OPC shall designate one accountant from a nationally recognized accounting firm, experienced in working with businesses similar or related to the Company’s business (each, an “Independent Accountant”); (ii) the two Independent Accountants so selected shall, within ten (10) days after the date on which the later of the two Independent Accountants is appointed, appoint a third Independent Accountant; and (iii) the Independent Accountants so selected shall, within ten (10) days of the appointment of the third Independent Accountant, make, by majority vote, a final and binding resolution of the disagreements specified in the Objection Notice and, based on such resolution, deliver a final and binding determination of any disputed matters. If the Fair Market Value as determined by the Independent Accountants is more than 5% less than the Fair Market Value as determined by the Board, then the fees and expenses of the Independent Accountants shall be borne by OPC. If the Fair Market Value as determined by the Independent Accountants is more than 5% greater than the Fair Market Value as determined by the Board, then the fees and expenses of the Independent Accountants shall be borne by the Company. In all other cases, the fees and expenses of the Independent Accountants shall be borne by the Company and OPC equally. Within ten (10) days after a final determination of the Redemption Price in accordance with this Section 4.3, OPC shall surrender to the Company at its principal office, the certificates evidencing the Redeemed Shares, and, upon receipt of such Redeemed Shares, the Company shall thereupon deliver to OPC by wire transfer of immediately available funds to an account designated in writing by OPC or by certified check, the Redemption Price. Upon receipt of the Redemption Price, the Redeemed Shares shall be canceled and thereafter be deemed null and void, and OPC shall no longer have any rights under this Agreement.

Section 4.4.    Preemptive Rights. Each Shareholder shall have a preemptive right (a “Preemptive Right”) to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.7. Each Shareholder’s pro rata share is equal to the ratio of (a) the number of shares of Common Stock which such Shareholder holds immediately prior to the issuance of such Equity Securities to (b) the total number of shares of outstanding Common Stock immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any common stock, preferred stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any common stock, preferred stock or other security (including any option to purchase such a convertible security) of the Company, or (iii) any security carrying any warrant or right to subscribe to or purchase any common stock, preferred stock or other security of the Company.

Section 4.5.    Exercise of Preemptive Rights. If the Company proposes to issue any Equity Securities, it shall give each Shareholder written notice (a “Preemptive Notice”) of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each such Shareholder shall have twenty (20) days from the date of such Preemptive Notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased.

Section 4.6.    Issuance of Equity Securities to Other Persons. If any Shareholders fail to exercise in full its Preemptive Right pursuant to Section 4.5, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which such Shareholders’ rights were not exercised, at a price and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Preemptive Notice. If the Company has not sold such Equity Securities within one hundred and ten (110) days of the date of the Preemptive Notice, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Shareholders in the manner set forth in Section 4.5.

Section 4.7.    Excluded Securities. The Preemptive Rights established by Section 4.4 shall have no application to any of the following Equity Securities:

(a) shares of Common Stock representing not more than 5% of the equity of the Company granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Company or any subsidiary of the Company, other than the Founder and his Relatives, pursuant to an equity incentive plan, agreement or arrangement approved by the Board;

(b)   any Equity Securities issued in connection with any stock split, stock dividend, recapitalization or reorganization by the Company;

(c)   any Equity Securities that are issued by the Company pursuant to a convertible, exercisable or exchangeable Equity Security; and

(d)   any Equity Security issued by the Company in connection with raising the funds necessary for the Company to consummate the Put Right or Call Right.

ARTICLE V

Legend

Section 5.1.                    Legends. Any certificates evidencing Shares subject to this Agreement shall be stamped or endorsed with a legend in substantially the following form; provided, however, that in the event that Shares are registered under the Securities Act, the Company promptly upon request, but in any event not later than is necessary in order to consummate any sale pursuant to any underwriting agreement or sales agency agreement relating thereto, shall deliver a replacement certificate not containing the first paragraph of the legend below in exchange for the legended certificate (it being understood that such legend shall be placed on such replacement certificate if the sale does not occur in accordance with the terms of the registration statement); and provided, further, that the Company shall upon termination of this Agreement promptly upon request deliver a replacement certificate not containing the second paragraph of the legend below in exchange for the legended certificate:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS, AND ACCORDINGLY NEITHER THE SHARES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF UNLESS SO REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

IN ADDITION, TRANSFERS, VOTING, AND OTHER MATTERS IN RESPECT OF THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS’ AGREEMENT DATED AS OF [DATE] AMONG THE COMPANY AND CERTAIN SHAREHOLDERS NAMED THEREIN, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY.

Section 5.2.                    Lock Up. Each Shareholder, other than OPC, shall not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, which period may be extended upon the request of the managing underwriter for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of such 180-day period), (i) Transfer, directly or indirectly, any Shares held immediately prior to the effective date of the registration statement for the IPO (as defined below), or (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic interests of ownership of the Shares, notwithstanding whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares, in cash, or otherwise. The underwriters, in connection with such registration, are intended third-party beneficiaries of this Section 5.2 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Shareholder shall execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 5.2 or that are necessary to give further effect thereto. Notwithstanding anything to the contrary contained herein (including Section 6.1 hereof), this Section 5.2 shall continue in full force and effect and survive the termination of this Agreement.

ARTICLE VI

Effectiveness; Termination

Section 6.1.                    Effectiveness; Termination of Agreement. This Agreement shall become effective as of the date first above written and shall terminate upon the earliest to occur of the following: (a) the consummation of the Company’s first underwritten public offering of its Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction) (“IPO”); (b) the consummation of a Sale of the Company; and (c) the unanimous written consent of the Shareholders; provided, however, that no such termination shall relieve any Person of any liability for a breach or default hereunder.

ARTICLE VII

Miscellaneous

Section 7.1.                    Recapitalizations, Exchanges, and Other Transactions Affecting the Common Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) the Shares (b) any and all shares of capital stock of the Company or any successor or assign of the Company (whether it became a successor or assign by merger, consolidation, sale of assets, or otherwise) that may be issued in respect of, in exchange for, or in substitution for the Shares, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation, or otherwise and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Shareholder, or their respective successors or permitted transferees or assigns. In the event of any change in the capitalization of the Company, as a result of any stock split, stock dividend, or stock combination, the provisions of this Agreement shall be adjusted appropriately.

Section 7.2.    No Joint Venture or Partnership. No one shall have any authority to bind or commit any other party hereto, and no such authority shall be implied by the provisions hereof. Nothing herein shall be deemed or construed to create a joint venture, partnership, or agency relationship between any of the parties hereto for any purpose.

Section 7.3.    Injunctive Relief. Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from a breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, each other party shall, in addition to any other rights or remedies that it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and, to the maximum extent permitted by law, consents to have each provision of this Agreement specifically enforced against him or it, without the necessity of posting bond or other security against him or it, and consents to the entry of injunctive relief against him or it enjoining or restraining any breach or threatened breach of any provision of this Agreement.

Section 7.4.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns, and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns, and legal representatives, any legal or equitable right, remedy, or claim hereunder. This Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void, except that, subject to the following sentence, any Shareholder may assign its rights hereunder, in whole but not in part, in connection with a Transfer of Shares made in strict compliance with all of the provisions of this Agreement. If any Shareholder shall acquire additional Shares and if any Transferee of any Shareholder shall acquire any Shares, in each case in any manner, whether by a Transfer permitted hereunder, operation of law, or otherwise, such Shares shall be held subject to all of the terms of this Agreement, and by taking and holding such Shares, such Person shall be deemed conclusively to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement. In furtherance of the foregoing, and not in limitation thereof, any Transferee shall execute an instrument in the form of Exhibit A hereof agreeing to be bound by the provisions hereof.

Section 7.5.    Expenses. Each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby

Section 7.6.    Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Company, the Founder and a majority of the Shareholders (excluding the Founder for purposes of calculating such majority); provided, however, that (i) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Shareholder without the written consent of such Shareholder unless such amendment, termination or waiver applies to all Shareholders in the same fashion; (ii) Schedule A hereto may be amended by the Company from time to time to add information regarding persons that become additional Shareholders without the consent of the other parties hereto; and (iii) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party. The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this section shall be binding on each party hereto and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

Section 7.7.    Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, when delivered personally or by courier; three days after being deposited in the mail (registered or certified United States mail, postage prepaid, return receipt requested); or when received by facsimile transmission at the facsimile transmission number specified below the intended recipient party’s name on the signature pages hereto, if promptly confirmed by one of the foregoing means, as follows: If to the Company at 53 Frontage Road, Perryville Corporate Park, Bld. III, Hampton, NJ 08827, and if to any other party, at the address specified below its name on Schedule A hereto (or, in the case of a Person who becomes a party hereto subsequently, when sent to the Person’s last facsimile transmission number, as shown on the record books of the Company, and confirmed to the Person’s last address, as shown on the record books of the Company). Each Shareholder, by notice given to the Company in accordance with this Section 7.7, may change the address or facsimile transmission number to which such notice or other communications are to be sent to such Shareholder. Whenever pursuant to this Agreement, any notice is required to be given by any Shareholder to any other Shareholder or Shareholders, the Shareholder intending to give notice may request from the Company a list of the addresses and facsimile transmission numbers of all Shareholders of the Company, which list shall be furnished promptly to such requesting Shareholder.

Section 7.8.    Inspection. For so long as this Agreement shall be in effect, this Agreement, any amendments hereto, and a complete list of the names and addresses of all Shareholders shall be made available for inspection and copying on any weekday other than a legal holiday by any Shareholder at the offices of the Company at the address thereof set forth in Section 7.7 above.

Section 7.9.    Applicable Law.         This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of State of New Jersey, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New Jersey.

Section 7.10.  Headings. The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.11.  Integration. This Agreement and the other writings referred to herein or delivered pursuant hereto, which form a part hereof, contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants, or undertakings with respect to its subject matter other than those expressly set forth or referred to herein.

Section 7.12.  Severability. If any term or provision of this Agreement or any application of this Agreement shall be declared or held invalid, illegal, or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality, or unenforceability, and the validity, legality, and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

Section 7.13.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.14.  Conflicts. Notwithstanding any other provision hereof to the contrary, the Shareholders may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or to any other Shareholder the right to participate therein; provided, however, that such Shareholder shall not be entitled to use or disclose any confidential information of the Company in connection with such engagement or possession. Furthermore, the Company may transact business with any Shareholder or a party related to any Shareholder. For purposes of this Section 7.14, “confidential information” shall mean and include, without limitation, all of the Company’s intellectual property, trade secrets, reports, financial information, business plans, customers and/or suppliers lists and customer and/or supplier information, and all other information concerning the Company’s business and marketing methods used in connection with its business, not previously disclosed to the public directly by the Company, whether or not marked or delineated as confidential or the equivalent.

Section 7.15.  Binding Effect on Additional Shareholders. If, after the date of this Agreement, the Company enters into an agreement with any Person to issue Shares (or any other capital stock of the Company) or issues Shares (or any other capital stock of the Company) to any Person without an agreement, then the Company shall cause such Person, as a condition precedent to receiving any such Shares or capital stock to become a party to this agreement, and specifically acknowledge and accept the terms and conditions of, this Agreement as a “Shareholder” hereunder by executing and delivering a statement to that effect substantially in the form of Exhibit  A. Furthermore, the addition of such parties shall not be deemed to be amendment to this Agreement or to require the consent or approval of the Shareholders.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

COMPANY

UNITED BANK CARD, INC.

By: _______________________________

Name:

Title:

SHAREHOLDERS

_______________________________

Jared Isaacman, as a Shareholder and the Founder

OPTIMAL PAYMENTS CORP.

By: _______________________________

Name:

Title:

SCHEDULE A

Shareholder Name and Address	Number Shares Held by Shareholder

SCHEDULE B

Officers

EXHIBIT A

THIS ADDENDUM TO SHAREHOLDERS’ AGREEMENT, dated as of the _____ day of _____________, 20___ (this “Addendum”), is executed and delivered by ________________________, a ______________ (the “New Shareholder”) pursuant to the Shareholders’ Agreement dated as of ___________________, 2009 by and among United Bank Card, Inc., Jared Isaacman and such other stockholders of the Company who become a party thereto in accordance with the terms thereof, as may be amended from time to time (the “Shareholders’ Agreement”). Capitalized terms used herein without definition shall have the meanings given to them in the Shareholders’ Agreement.

In consideration of the transfer, assignment, pledge, disposition, issuance or sale of the Shares to the New Shareholder and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the New Shareholder hereby: (i) acknowledges and accepts the terms and conditions of the Shareholders’ Agreement and acknowledges and agrees that the Shares acquired by such New Shareholder are subject to all such terms and conditions; (ii) joins in and agrees to be bound by each and all of the provisions of the Shareholders’ Agreement as a Shareholder thereunder; and (iii) agrees to execute and deliver all other documents and instruments and take all other actions required under or pursuant to the Shareholders’ Agreement or as reasonably required by the Company in connection herewith.

IN WITNESS WHEREOF, the New Shareholder has caused this Addendum to be executed and delivered to the Company as of the date first above written.

[If New Shareholder is an entity:]
[NAME OF NEW STOCKHOLDER]
By:_________________________________
Name: ______________________________
Title:________________________________

[If New Shareholder is an individual:]

Name:_________________________________